Exhibit 99.2

Avnet Management Comments on Recent Financing Transactions
February 3, 2003

Phoenix, Arizona – The management of Avnet, Inc. (NYSE:AVT) today commented on its recently announced notes offering and tender offers and their impact on the Company. Under the terms of the Company’s multi-year bank credit facility, completion of the notes offering will constitute a qualified capital markets transaction that eliminates one of the events that would have secured the debt under the springing lien provision of that facility. At this time, there are no amounts outstanding under either the multi-year bank credit facility or under the Company’s Accounts Receivable Securitization program. Combined with available cash and cash equivalents of approximately $175 million, the Company has over $950 million of liquidity available after repaying, either through the Tender Offers or upon maturity, both the $200 million 6.45% Notes due August 15, 2003 and the $250 million 8.20% Notes due October 17, 2003.

Roy Vallee, Chairman and CEO of Avnet Inc., stated: “I am very pleased with the outcome of this capital raising effort, and I would like to thank our team and our lead banks who assisted us in this important transaction. By using the proceeds raised to retire all of our outstanding 2003 Notes we should put to rest any concerns as to our access to resources needed to meet all our short-term debt and ongoing operational obligations. With the completion of this transaction the Company will have ample liquidity to fund revenue growth as the technology markets in which we compete improve.”

Raymond Sadowski, Chief Financial Officer noted: “We undertook this financing to retire upcoming debt maturities and remove doubts regarding our liquidity, thereby strengthening our debt capital structure. The financing will be slightly dilutive to earnings. However, we are maintaining our prior earnings guidance of $0.07 – $0.09 per share, before special charges, for the fiscal third quarter as well as the earnings per share guidance for the remainder of fiscal year 2003. In connection with the tender offers to repurchase notes, we expect to take charges of approximately $16.0 million during the March 2003 quarter, depending upon the amount of notes tendered.”

In addition, the Company currently estimates that higher interest costs will have approximately a $0.02 dilutive impact to earnings per share in the fiscal third quarter (March 2003), and approximately $0.016 per share dilutive impact to earnings in the fiscal fourth quarter (June 2003) and beyond, assuming that 100 percent of the outstanding 6.45% Notes due August 15, 2003 and 8.20% Notes due October 17, 2003 are tendered back to the Company on February 25, 2003. To the extent some of the bonds are not tendered, there will be some additional dilution until they mature.

Teleconference Web cast and Upcoming Events

Avnet will present at the following investor conferences in February: Thomas Weisel Tech2003, February 4, 2003, 6:10 p.m. Eastern Time; CSFB Fixed Income Conference, February 11, 2003, 1:35 p.m. Eastern Time; and the Goldman Sachs Technology Investment Symposium, February 24, 2003, 12:30 p.m. Eastern Time. Also look for Avnet’s presentations in March at: The Morgan Stanley Semi and Systems Conference, March 4, 2003, time to be determined, and The Raymond James 24th Annual Institutional Investors Conference, also March 4, 2003, 8:05 a.m. Eastern Time. For a listing of conference details and how to access each available Web cast, along with additional upcoming events and other information, please visit Avnet’s investor relations Web site at www.ir.avnet.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in factual circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “expect,” “would,” “should,” and “estimate.” Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to generate additional cash flow, changes in business conditions and the economy in general, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal 2002. Avnet is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Phoenix, Ariz.-based Avnet, Inc. (NYSE:AVT) is the world’s largest distributor of semiconductors, interconnect, passive and electromechanical components, embedded systems and computer products from leading manufacturers. Serving customers in 63 countries, Avnet also delivers services such as inventory management, supply-chain services, bill-of-materials analysis, systems integration and engineering design assistance. A Global Fortune 500 company, Avnet’s revenues for fiscal 2002 (year ended June 28, 2002) were $8.9 billion. Please feel free to visit Avnet’s Investor Relations Web site at www.ir.avnet.com or contact us at investorrelations@avnet.com.

Contact:

John J. Hovis
Vice President and Director, Investor Relations
480-643-7053
investorrelations@avnet.com